Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		July 27, 2016
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2016 and the six months ended June 30, 2016.
Net sales for the second quarter ended June 30, 2016 were $238.8 million compared to $253.7 million during the second quarter of 2015. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 14.0% in the second quarter of 2016 versus the second quarter of 2015. Aluminum unit volume was up 14.3% in the second quarter of 2016 versus the second quarter of 2015. Aluminum building wire sales constituted 9.8% of net sales dollars for the second quarter of 2016 versus 9.4% in the second quarter of 2015. The average selling price of wire per copper pound sold dropped 17.8% in the second quarter of 2016 versus the second quarter of 2015, driving the decrease in net sales dollars. Copper wire sales prices declined primarily due to the lower price of copper purchased, which declined 22.1% versus the second quarter of 2015. Net income for the second quarter of 2016 was $7.8 million versus $11.4 million in the second quarter of 2015. Fully diluted net earnings per common share were $0.38 in the second quarter of 2016 versus $0.54 in the second quarter of 2015.

Net sales for the six months ended June 30, 2016 were $464.4 million compared to $504.0 million during the same period in 2015. The average selling price of wire per copper pound sold dropped 16.6%, while copper unit volume sold increased 9.6% in the six months ended June 30, 2016 versus the six months ended June 30, 2015. Copper wire sales prices followed the price of copper purchased, which declined 21.4%. Aluminum building wire sales constituted 10.1% of net sales dollars for the six months ended June 30, 2016 versus 9.4% in the six months ended June 30, 2015. Net income for the six months ended June 30, 2016 was $16.4 million versus $22.1 million in the same period in 2015. Fully diluted net earnings per common share were $0.79 for the six months ended June 30, 2016 versus $1.06 in the same period in 2015.
On a sequential quarter comparison, net sales for the second quarter of 2016 were $238.8 million versus $225.5 million during the first quarter of 2016. Sales dollars increased due to a 7.3% unit volume increase of copper building wire sold offset by a 0.5% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices declined slightly, despite an increase of 1.1% in the price of copper purchased. Net income for the second quarter of 2016 decreased to $7.8 million versus $8.6 million in the first quarter of 2016. Fully diluted net income per common share was $0.38 in the second quarter of 2016 versus $0.41 in the first quarter of 2016.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are generally pleased with the second quarter results. Unit volumes were up over the second quarter of last year, as well as the first quarter of this year. Margins, however, declined in both copper and aluminum wire sales. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That copper spread decreased 8.5% in the second quarter of 2016 versus the second quarter of 2015, and 3.3% on a sequential quarter comparison. The copper spread contracted 8.5% as the average price of copper purchased decreased 22.1% in the second quarter of 2016 versus the second quarter of 2015, and the average selling price of wire sold decreased 17.8%. Aluminum spreads were down 14.2% and 8.9% versus the same respective periods. The margin declines were due to the competitive pricing environment in the industry as well as the timing of at least two attempts by the industry to raise prices that were announced just ahead of a week of soft copper commodity prices. These price increase attempts had difficulty gaining traction, and margins dropped. Our aluminum plant expansion is now nearly fully operational and progressing well towards targeted efficiency levels. Based on discussions with our distributor customers and their contractor customers, we believe there is a fairly good outlook for construction projects this year, although we are steering through headwinds generated by concern about the national political landscape and other factors.
We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $81.1 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2015 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2016	2015	2016	2015
Net Income	$7,839	$11,353	$16,438	$22,141
Income Tax Expense	4,087	5,711	8,325	11,421
Interest Expense	58	62	116	124
Depreciation and Amortization	4,084	3,951	8,930	7,848
EBITDA	$16,068	$21,077	$33,809	$41,534

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash	$81,135	$79,152
Receivables, net	178,765	186,065
Inventories	95,585	95,254
Prepaid Expenses and Other	5,796	9,684
Total Current Assets	361,281	370,155
Property, Plant and Equipment, net	268,624	254,768
Other Assets	6,192	3,193
Total Assets	$636,097	$628,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$25,090	$28,743
Accrued Liabilities and Other	29,289	33,972
Total Current Liabilities	54,379	62,715
Long Term Liabilities
Non-Current Deferred Income Taxes	26,768	26,762
Total Long Term Liabilities	26,768	26,762
Total Liabilities	81,147	89,477
Stockholders’ Equity
Common Stock	267	267
Additional Paid in Capital	53,725	53,024
Treasury Stock	(91,056)	(91,056)
Retained Earnings	592,014	576,404
Total Stockholders’ Equity	554,950	538,639
Total Liabilities and Stockholders’ Equity	$636,097	$628,116

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015

Net Sales	$238,831	100.0%	$253,747	100.0%	$464,375	100.0%	$504,010	100.0%
Cost of Sales	210,200	88.0%	220,842	87.0%	405,602	87.3%	438,674	87.0%
Gross Profit	28,631	12.0%	32,905	13.0%	58,773	12.7%	65,336	13.0%

Selling, General and Administrative Expenses	16,726	7.0%	15,857	6.2%	34,034	7.3%	31,889	6.3%
Operating Income	11,905	5.0%	17,048	6.7%	24,739	5.3%	33,447	6.6%

Net Interest & Other Expense	(21)	—%	(16)	—%	(24)	—%	(115)	—%
Income before Income Taxes	11,926	5.0%	17,064	6.7%	24,763	5.3%	33,562	6.7%

Income Taxes	4,087	1.7%	5,711	2.3%	8,325	1.8%	11,421	2.3%
Net Income	$7,839	3.3%	$11,353	4.5%	$16,438	3.5%	$22,141	4.4%

Basic Earnings Per Share	$0.38		$0.55		$0.79		$1.07
Diluted Earnings Per Share	$0.38		$0.54		$0.79		$1.06
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,694		20,737		20,691		20,731
Diluted	20,765		20,836		20,756		20,809
Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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